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                                                                    Exhibit 12.1

                      MAXUS ENERGY CORPORATION
                   STATEMENT COMPUTATION OF RATIOS
                    (in millions, except ratios)

                                                                           Twelve Months
                                                                               Ended
                                                                             Dec. 31,
                                                                               1993
                                                                         ----------------
Earnings:
   Net loss .........................................................         ($49.4)
   Add:
      Extraordinary loss on retirement of debt net
         of tax benefit of $.1                                                   7.1
      Cumulative effect of change in accounting principle                        4.4
      Provision for income taxes ....................................           84.2
      Interest and debt expenses ....................................           88.4
      Other fixed charges (a) .......................................            4.0
      Rentals (b) ...................................................           30.5
                                                                              ------
         Total earnings .............................................         $169.2
                                                                              ======

Fixed Charges:
   Interest and debt expenses .......................................          $88.4
   Rentals ..........................................................           30.5
   Capitalized interest .............................................           (7.5)
   Proportionate share of fixed charges of
      unconsolidated associated companies 50% owned..............                1.4
                                                                              ------
         Total fixed charges ........................................         $112.8
                                                                              ------
   Preferred stock dividend requirement (c) .......................             64.2
                                                                              ------
         Combined fixed charges and preferred stock dividends .......         $177.0
                                                                              ======
Ratio of earnings to fixed charges (d)...............................           1.50
Ratio of earnings to combined fixed charges and preferred
   stock dividends (e) ..............................................             (d)

(a) Other fixed charges include amortization of capitalized interest and the proportionate share of fixed charges of unconsolidated associated companies 50% owned.

(b) The amount shown above for rentals represents that portion of rental expense representative of the interest factor (which approximates 45%).

(c) The preferred stock dividend requirement was increased by the amount representing pre-tax earnings which would be required to cover such dividend requirement. Due to the mix of foreign and domestic income and losses, use of the Company's effective tax rate per the consolidated financial statements yielded meaningless results. Accordingly, the Company chose the U.S. statutory federal income tax rate to better reflect the pre-tax earnings necessary to cover the preferred stock dividend requirement.

(d) Earnings were inadequate to cover combined fixed charges and preferred stock dividends for the year ended December 31, 1993 by $7.8 million.

(e) Without $6.8 million income from a lawsuit settlement in 1993, the ratio of earnings to fixed charges would have been 1.44 and earnings would have been inadequate to cover combined fixed charges and preferred stock dividends for the year ended December 31, 1993 by $ 14.6 million.

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